EXHIBIT 10.2

American Healthcare REIT, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
(949) 270-9200

July 14, 2022
Gabriel M. Willhite
18191 Von Karman Ave., Suite 300
Irvine, CA 92612

Re:    Terms of Employment Following Transition to Chief Operating Officer

Dear Gabriel:
American Healthcare REIT, Inc., a Maryland corporation (the “Company”), is pleased to confirm your transition to Chief Operating Officer effective August 1, 2022. This letter embodies the terms of employment applicable to you upon beginning your new role, and supersedes all prior employment agreements or offer letters between you and the Company or any of its affiliates or subsidiaries, including, without limitation, the offer letter provided to you dated October 1, 2021, except as provided herein.
You will initially report to the Chief Executive Officer (“CEO”) of the Company and shall perform such duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of the CEO or his or her designee. This is a full-time, exempt position and, during the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company.

Your initial salary will be at the rate of $17,708.33 semi-monthly, which equates to $425,000 on an annualized basis, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices. Your new annual salary will be pro-rated for the year 2022 to reflect your transition date. Your base salary is subject to review and adjustment by the Company in its sole discretion. As a salaried, exempt employee, you will be expected to work your normal business hours and additional hours as required by your job duties, and you will not be paid overtime pay.

You will also be eligible to earn, each calendar year during your employment, an annual cash performance bonus (“Annual Bonus”), as described below, subject to your continuous employment with the Company until December 31st of the calendar year to which the Annual Bonus relates, and your employment not being terminated by the Company for Cause (as defined in the American Healthcare Opps Holdings, LLC Executive Severance and Change in Control Plan (the “Executive Severance Plan”)) prior to payment of the Annual Bonus. Your target Annual Bonus opportunity will be 100% of your annualized base salary (such target Annual Bonus opportunity, the “Target Bonus”) as set forth in this letter without adjustment for proration for the year 2022. For the avoidance of doubt, any Annual Bonus payable with respect to the year ending December 31, 2022 shall be calculated based solely on your annualized base salary pursuant to this offer letter and shall not be based on your salary pursuant to the prior offer letter provided to you dated October 1, 2021. The actual amount of your Annual Bonus earned may be equal to, greater than, or less than the Target Bonus, depending on the degree of achievement of performance objectives established by the Board of Directors of the Company (the “Board”) or a committee thereof. Unless otherwise determined by the Board or a committee thereof, the performance goals for your Annual Bonus will be based 70% on corporate performance and 30% on individual performance, with the corporate performance goals to include modified funds from operations (“MFFO”) per share growth, net debt to EBITDA, and same-property NOI growth, or such similar goals as determined by the Board or a committee thereof. The Board or a committee thereof shall determine the extent to which the corporate and individual goals have been achieved and the actual amount of the Annual Bonus, which may be below the Target Bonus if the actual performance level is below the target performance and may be above the Target Bonus if the actual performance level is above the target performance, with the threshold payout equal to 50% of the Target Bonus and a maximum payout equal to 150% of the Target Bonus, and achievement between performance levels being determined by linear interpolation. Performance goals, weightings and other terms applicable to the Annual Bonus will be determined by the Board or a committee thereof, provided that your Target Bonus will be no less than the amount specified above. Any Annual Bonus shall be subject to the terms of the applicable incentive compensation plan adopted by the Board. Any Annual Bonus earned in a calendar year will be paid on or before March 15th of the next calendar year, unless otherwise stated in an incentive compensation plan adopted by the Board.

Additionally, beginning in 2023, you will be eligible to receive equity-based incentive awards relating to Company common stock, with a grant date value equal to not less than $850,000 (with the grant date value of performance awards based on the grant date value of shares that would be earned assuming target performance goals were achieved), with 25% of such amount consisting of performance-based restricted stock units (the “PBRSUs”) and 75% of such amount consisting of time-based restricted stock (the “TBRS”). Subject to your continuous employment with the Company on each such vesting date, the TBRS will vest annually (1/3 each year) on each annual anniversary of the date of grant and the PBRSUs will cliff vest in the first quarter of 2026 with the amount of the PBRSUs that vest based on the Company’s relative MFFO per share ranking vs. a peer group’s average MFFO per share over the three-calendar year period ending December 31, 2025, and with achievement of threshold level performance resulting in 50% of target award being earned, target performance resulting in 100% of the target award being earned, maximum performance resulting in 200% of target award being earned and achievement between threshold and target or target and maximum being determined by linear interpolation. The threshold, target and maximum levels of the Company’s MFFO per share relative to the peer group for the PBRSUs will be -250 bps, 0 bps and +250 bps, respectively. The PBRSUs and TBRS are subject to earlier vesting pursuant to the terms of the equity plan pursuant to which the awards are granted. Any tax withholding obligations relating to the PBRSUs and TBRS will be satisfied via net settlement or share repurchase whereby shares having a value equal to the amount required to be withheld, which shares would otherwise be issued to or retained by you in connection with settlement or vesting of the award, will be retained or repurchased by the Company and the

Company will directly remit the related tax withholding amounts to the applicable taxing authorities. Subject to the approval of the Board or a committee thereof, you will also be entitled to receive, in each subsequent calendar year that you remain employed by the Company or an affiliate, additional long-term equity-based incentive awards. The terms of any such additional awards will be determined by the Board or a committee thereof, provided that the grant date fair value of such awards will not be less than $850,000. All such awards shall be subject to all terms, vesting schedules and other provisions set forth in the equity plan and in separate award agreements pursuant to which the awards are granted, provided that the PBRSUs and TBRS shall contain terms consistent with the terms specified above and any future awards will provide for satisfaction of applicable tax withholding obligations via net settlement or share repurchase as described above.
You will also be eligible to participate in the Executive Severance Plan, subject to the terms of such plan.
You will be eligible to participate on the same basis as similarly situated employees in the Company’s other benefit plans in effect from time to time during your employment, subject to eligibility terms for coverage or benefits as determined in accordance with the provisions of such benefit plans. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

As an employee of the Company, you will be subject to such practices, procedures and policies as the Company may adopt or modify from time to time. In addition, your employment is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

You agree to hold the Company’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties, except as such disclosure may be required in connection with your work for the Company or authorized in writing by an officer of the Company. You also agree not to use any of the Company’s Confidential Information for any purpose other than as necessary to perform your duties and responsibilities on behalf of the Company. “Confidential Information” as used herein shall mean all information that is not generally known in the Company’s trade or industry and that is disclosed by either the Company or its affiliates or subsidiaries to you or otherwise obtained by you during your employment with the Company. Notwithstanding the foregoing, “Confidential Information” does not include (i) information that is or becomes generally known to the public through lawful means and through no fault of your own; (ii) information that was part of your general knowledge prior to the initial disclosure of the information to you by any person under a duty of confidentiality; or (iii) information that is disclosed to you without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality. All Confidential Information is the sole and exclusive property of the Company or its designee. Upon request by the Company, you agree to promptly return the original and any copies of such Confidential Information. Nothing herein precludes you from (a) reporting possible violations of federal securities laws to the appropriate government enforcing agency and making such other disclosures that are expressly protected under such laws, or (b) responding to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation. Additionally, pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal; and (Y) do not disclose the trade secret, except pursuant to court order.
Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an authorized officer of the Company.

This letter forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone whether oral or written. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

Please sign and date this letter and return it to me by July 22, 2022, if you wish to accept this new position at the Company effective as of August 1, 2022.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Danny Prosky

Danny Prosky, Chief Executive Officer and President

Accepted by:

/s/ Gabriel M. Willhite
Gabriel M. Willhite

July 14, 2022
Date